UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2016

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16 South Pennsylvania Avenue,

Oklahoma City, Oklahoma 73107

Registrant’s telephone number, including area code: (405) 235-4546

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On May 11, 2016, LSB Industries, Inc., a Delaware corporation (the “Company”), Consolidated Industries L.L.C., an Oklahoma limited liability company and a direct, wholly owned subsidiary of the Company (“Consolidated”), and The Climate Control Group, Inc., an Oklahoma corporation and a direct, wholly owned subsidiary of Consolidated and an indirect subsidiary of the Company (the “Climate Control Group”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with NIBE Industrier AB (publ), a Swedish corporation (“NIBE”), and NIBE Energy Systems Inc., a Delaware corporation and an indirect wholly owned subsidiary of NIBE (the “Purchaser”).

Under the terms of the Stock Purchase Agreement, the Company, through Consolidated, has agreed to sell to the Purchaser all of the outstanding shares of stock of the Climate Control Group for a total of approximately $364,000,000, subject to closing and post-closing adjustments (the “Sale”). The Climate Control Group conducts the Company’s Climate Control Business (the “Climate Control Business”), including the design, manufacture and sale of a broad range of HVAC products that include standard and custom designed water source and geothermal heat pumps, hydronic fan coils, large custom air handlers, modular geothermal and other chillers, primarily used in commercial/institutional and residential new buildings construction, renovation of existing buildings and replacement of existing systems.

The closing of the Sale (the “Closing”), which the Company expects to occur in the third quarter of 2016, is subject to various conditions, including without limitation (i) regulatory and antitrust approvals and (ii) the absence of any statute, rule, regulation, executive order, decree, injunction, temporary restraining order or any other order of any nature prohibiting the Sale. Moreover, each party’s obligation to consummate the Sale is subject to certain other conditions, including without limitation (a) the accuracy of each other party’s representations and warranties (subject to certain qualifications) and (b) each other party’s material compliance with its covenants and agreements contained in the Stock Purchase Agreement.

Consolidated, the Climate Control Group, and in certain cases, the Company, have made customary representations and warranties in the Stock Purchase Agreement and have agreed to customary covenants regarding the operation of the Climate Control Business prior to the Closing. Consolidated and the Purchaser have agreed to indemnify each other for breaches of representations and warranties, breaches of covenants and certain other matters, subject to certain exceptions. The Company has agreed to provide a guarantee for all of Consolidated’s obligations under the Stock Purchase Agreement.

Pursuant to the Stock Purchase Agreement, the Company and Consolidated are subject to non-competition and non-solicitation provisions, pursuant to which the Company and Consolidated are prohibited from competing with the Climate Control Business and hiring employees of the Climate Control Business until the third anniversary of the Closing.

The Stock Purchase Agreement may be terminated under certain circumstances, including (i) by unanimous written agreement of Consolidated and the Purchaser, (ii) if the Sale becomes subject to a final, nonappealable prohibitive order, (iii) the uncured failure of the other party’s breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the Stock Purchase Agreement, which breach or failure would result in the failure of a closing condition, or (iv) if the Closing has not occurred by November 11, 2016, subject to extension in certain circumstances solely to obtain antitrust approval.

In connection with the Closing, Consolidated and the Purchaser will enter into a Transition Services Agreement, pursuant to which, for 18 months following the Closing, Consolidated will provide certain services to the Purchaser at no cost.

The Company intends to use the net proceeds from the Sale primarily to reduce the balance on the Company’s outstanding debt.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 8.01	Other Events.

On May 12, 2016, the Company issued a press release announcing that it had entered into the Stock Purchase Agreement. The press release, filed as Exhibit 99.1 to this Current Report on Form 8-K, is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement by and among Consolidated Industries L.L.C., The Climate Control Group, Inc., NIBE Energy Systems Inc. and, solely for purposes of Sections 6.8, 6.19 and 11.15 therein, LSB Industries, Inc., and solely for purposes of Section 11.16 therein, NIBE Industrier AB (publ), dated as of May 11, 2016.
99.1	Press Release, dated as of May 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2016

LSB INDUSTRIES, INC.

By:	/s/ Mark T. Behrman
Name:	Mark T. Behrman
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement by and among Consolidated Industries L.L.C., The Climate Control Group, Inc., NIBE Energy Systems Inc. and, solely for purposes of Sections 6.8, 6.19 and 11.15 therein, LSB Industries, Inc., and solely for purposes of Section 11.16 therein, NIBE Industrier AB (publ), dated as of May 11, 2016.
99.1	Press Release, dated as of May 12, 2016.